Exhibit 10.50

May 18, 1999

Lawrence M. Nagin
Executive Vice President - Corporate
  Affairs and General Counsel
US Airways, Inc.
2345 Crystal Drive
Arlington, VA 22227

Dear Larry:

     Reference is made to the letter agreement dated February 6, 1996 (the "SERP Letter Agreement") between you and US Airways, Inc. ("US Airways") concerning supplemental retirement benefits to be paid to you upon your retirement from US Airways. This letter, when countersigned by you will constitute an amendment to the SERP Letter Agreement. This amendment has been approved by the Human Resources Committee of the Board of Directors of US Airways, Inc. at its meeting on May 18, 1999. US Airways hereby agrees with you that clause (ii) of Section 1(a) of the Letter Agreement shall be amended, effective as of the date hereof, to read as follows:

     "(ii) final average earnings under the Retirement Plan in an amount based on your actual base salary plus an assumed bonus in the maximum amount of (a) 70% of your base salary in respect to years prior to 1998; and (b) 120% of your base salary in respect to years thereafter (or such greater maximum bonus percentage applicable to you under the annual Incentive Compensation Plan of US Airways in which you participate)".

          In all other respects, the SERP Letter Agreement shall remain in full force and effect.

Mr. Lawrence M. Nagin
May 18, 1999

     If you concur in the foregoing, please indicate your agreement by signing a copy of this letter in the space provided below.

US Airways, Inc.

/s/ Michelle V. Bryan
Michelle V. Bryan
Senior Vice President - Human Resources

/s/ Lawrence M. Nagin
Lawrence M. Nagin